The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

        Subject to completion, Pricing Supplement dated September 6, 2005

PROSPECTUS Dated November 10, 2004                  Pricing Supplement No. 84 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-117752
Dated November 10, 2004                                  Dated            , 2005
                                                                  Rule 424(b)(3)
                                 $

                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES F
                                  Senior Notes
                                ----------------

                    Commodity-Linked Capital-Protected Notes
                               due October 3, 2008
            Based on the Performance of a Basket of Five Commodities

Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes will pay at maturity the principal amount of $1,000 plus a supplemental redemption amount, if any, based on the performance of a weighted basket of five physical commodities comprised of aluminum, copper, IPE Brent blend crude oil, nickel and zinc, each of which we refer to as a basket commodity, as determined on six specified determination dates. In no event, however, will the payment at maturity be less than the principal amount of $1,000.

o    The principal amount and issue price of each note is $1,000.

o    We will not pay interest on the notes.

o At maturity, you will receive the principal amount of $1,000 per note plus a supplemental redemption amount, if any, based on the performance of a weighted basket of commodities. The supplemental redemption amount will equal $1,000 times (x) the basket performance factor times (y) the participation rate, which is expected to be 135% to 145%. The participation rate will be determined on the day we price the notes for initial sale to the public.

o The basket performance factor will equal the sum of (i) the aluminum performance value, (ii) the copper performance value, (iii) the IPE Brent blend crude oil performance value, (iv) the nickel performance value and
     (v) the zinc performance value, each as measured over six specified determination dates and determined on the final determination date.

     0 The performance value for each basket commodity will equal (i) the percentage change in the final average price from the initial strike price for such basket commodity times (ii) the basket weighting for such basket commodity, as set forth in this pricing supplement.

          > The initial strike price for each basket commodity will equal the per unit closing bid price of such basket commodity as displayed on the relevant Reuters page on the day we price the notes for initial sale to the public.

          > The final average price for each basket commodity will equal the arithmetic average of such basket commodity's per unit closing bid prices as displayed on the relevant Reuters page on April 15, 2008, May 15, 2008, June 15, 2008, July 15, 2008, August 15, 2008
               and September 15, 2008, which we refer to as the determination dates.

o If the basket performance factor is less than or equal to zero, you will receive only the principal amount of $1,000 and will not receive any supplemental redemption amount.

o Investing in the notes is not equivalent to investing in the basket commodities.

o    The notes will not be listed on any securities exchange.

o    The CUSIP number for the notes is 61746SBK4.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-8.

                                 ---------------
                                   PRICE 100%
                                 ---------------

                                          Price to      Agent's      Proceeds to
                                           Public     Commissions(1)   Company
                                           ------     --------------   -------
Per note...............................       %            %              %
Total..................................       $            $              $

(1) For additional information, see "Supplemental Information Concerning Plan of Distribution" in this pricing supplement.

                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called "Description of Notes--Supplemental Information Concerning Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to such offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the notes to the public in Singapore.

                          SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The notes offered are medium-term debt securities of Morgan Stanley. The return on the notes is linked to the performance of a weighted basket of five commodities composed of aluminum, copper, IPE Brent blend crude oil, nickel and zinc. These notes combine features of a debt investment and a commodity investment by offering at maturity 100% principal protection of the issue price with the opportunity to participate in the upside potential of the underlying basket commodities. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the percentage increase, if any, of the final average prices of each of the basket commodities, weighted within the basket, from the initial prices of the basket commodities.

Each note costs
$1,000 We, Morgan Stanley, are offering you Commodity-Linked Capital-Protected Notes due October 3, 2008, Based on the Performance of a Basket of Five Commodities, which we refer to as the notes. The principal amount and issue price of each note is $1,000.

                        The original issue price of the notes includes the agent's commissions paid with respect to the notes and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See "Risk Factors--The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices" and "Description of Notes--Use of Proceeds and Hedging."

The basket              We have designed the notes to provide investors with
                        exposure to a group of commodities whose performance has historically been highly correlated to global industrial economic activity. The following table sets forth the basket commodities, the initial strike price for each basket commodity, the Reuters Page for each basket commodity and the weightings of each basket commodity in the total basket value:

                                                                     Percentage
                                                  Initial              Weight
                                                  Strike    Reuters   of Basket
                         Basket Commodity         Prices     Page       Value
                         ----------------         ------    -------  ----------
                        High-Grade Primary
                        Aluminum ("aluminum")                MTLE      29.6%
                        Copper-Grade A ("copper")            MTLE      26.4%
                        IPE Brent Blend Crude Oil
                        ("IPE Brent blend crude
                        oil")                                LCOc1     20.0%
                        Primary Nickel ("nickel")            MTLE      12.0%
                        Special High-Grade Zinc
                         ("zinc")                            MTLE      12.0%

Payment at maturity     Unlike ordinary debt securities, the notes do not pay
                        interest. Instead, at maturity, you will receive the principal amount of $1,000 plus a supplemental redemption amount, if any, based on the performance of the weighted basket. The basket performance factor will equal the sum the basket performance values, whether positive or negative, for each basket commodity.

                        The performance value for each basket commodity will equal the percentage change, whether positive or negative, in the final average price for such commodity, over its respective initial strike price times the basket weighting for such basket commodity. The initial strike price for each basket commodity will be determined on the day we price the notes for initial sale to the public. The final average price for each basket commodity will equal the arithmetic average of the per unit closing bid price for such basket commodity on each of the six specified determination dates. If the scheduled final determination date is not a trading day or if a market disruption event occurs on that day with respect to any basket commodity, the maturity date of the notes will be postponed until the second scheduled trading day following the latest final determination date with respect to any basket commodity so postponed.

                                        100% Principal Protection

                        At maturity, we will pay you at least $1,000 plus the supplemental redemption amount, if any.

                                    The Supplemental Redemption Amount
                                 Linked to the Performance of the Basket of
                                            Five Commodities

                        The supplemental redemption amount will equal (i) $1,000 times (ii) the basket performance factor times (iii) the participation rate, which is expected to be 135% to 145%; provided that the supplemental redemption amount will not be less than zero. The participation rate will be determined on the day we price the notes for initial sale to the public. The supplemental redemption amount will be calculated as follows:

            supplemental redemption amount = $1,000 x (basket performance factor x participation rate)

             where:

               basket performance factor   =  the sum of (i) the aluminum
                                              performance value, (ii) the copper
                                              performance value, (iii) the IPE
                                              Brent blend crude oil performance
                                              value, (iv) the nickel performance
                                              value and (v) the zinc performance
                                              value, each as determined over the
                                              six determination dates and
                                              calculated on the final
                                              determination date; and

                      determination dates  =  April 15, 2008, May 15, 2008, June
                                              15, 2008, July 15, 2008, August
                                              15, 2008 and September 15, 2008,
                                              in each case subject to adjustment
                                              in the event of a non-trading day
                                              or certain market disruption
                                              events;

             and where:

                                     Commodity Performance Value
             --------------------------------------------------------------------------
                                                                                                  Basket
                                                                                                 Weighting
                                                                                                 ---------

aluminum               =    final average aluminum price - initial aluminum strike price      x    .296
performance value           ------------------------------------------------------------
                                             initial aluminum strike price

copper performance     =    final average copper price - initial copper strike  price         x    .264
value                       --------------------------------------------------------
                                       initial copper strike price

IPE Brent blend        =   final average IPE Brent blend  - initial IPE Brent blend crude     x    .200
crude oil                        crude oil price                 oil strike price
performance value          ---------------------------------------------------------------
                                    initial IPE Brent blend crude oil strike price


nickel performance     =       final average nickel price - initial nickel strike price       x    .120
value                          -------------------------------------------------------
                                              initial nickel strike price

zinc                   =         final average zinc price - initial zinc strike price         x    .120
                                 ----------------------------------------------------
performance                                 initial zinc strike price
value

                        Because the basket is more heavily weighted toward specific commodities, negative or insufficient performance values by certain commodities could wholly offset positive performance values by other commodities. If the basket performance factor, which is the sum of all the basket commodities' individual performance values, is equal to or less than zero, the supplemental redemption amount will be zero. In that case, you will receive at maturity only the principal amount of $1,000 for each note that you hold and will not receive any supplemental redemption amount. On PS-6, we have provided examples of hypothetical payouts on the notes.

                        You can review a table of the historical per unit closing prices of each of the basket commodities for each calendar quarter in the period from January 1, 2000 through August 24, 2005 and related graphs and a graph of the historical performance of the basket performance factor for the period from January 1, 2000 through August 24, 2005 (assuming that each of the basket commodities is weighted in the basket as described above) in this pricing supplement under "Description of Notes--Historical Information" and "--Historical Graph." You cannot predict the future performance of the basket commodities based on their historical performance.

MS & Co. will be the    We have appointed our affiliate, Morgan Stanley & Co.
calculation agent       Incorporated, which we refer to as MS & Co., to act as
                        calculation agent for JPMorgan Chase Bank, N.A.
                        (formerly known as JPMorgan Chase Bank), the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial strike price for each basket commodity, the final average price for each basket commodity, the basket commodities' performance values, the basket performance factor, and calculate the supplemental redemption amount, if any, you will receive at maturity.

The notes will be       The notes will be treated as "contingent payment debt
treated as              instruments" for U.S. federal income tax purposes, as
contingent payment      described in the section of this pricing supplement
debt instruments for    called "Description of Notes--United States Federal
U.S. federal income     Income Taxation." Under this treatment, if you are a
tax purposes            U.S. taxable investor, you will generally be subject to
                        annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though you will not receive any stated interest payments on the notes. In addition, any gain recognized by U.S.
                        taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation" and the sections called "United States Federal
                        Taxation--Notes--Notes Linked to Commodity Prices,
                        Single Securities, Baskets of Securities or Indices" and
                        "United States Federal Taxation--Backup Withholding" in the accompanying prospectus supplement.

                        If you are a non-U.S. investor, please also read the section of this pricing supplement called "Description of Notes--United States Federal Income
                        Taxation--Non-U.S. Holders."

                        You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find      The notes are senior notes issued as part of our Series
more information on     F medium-term note program. You can find a general
the notes               description of our Series F medium-term note program in
                        the accompanying prospectus supplement dated November
                        10, 2004. We describe the basic features of this type of
                        note in the sections of the prospectus supplement called
                        "Description of Notes--Floating Rate Notes" and "--Notes
                        Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices."

                        Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the notes, you should read the "Description of Notes" section in this pricing supplement. You should also read about some of the risks involved in investing in notes in the section called "Risk Factors." The tax treatment of investments in commodity-linked notes such as these differs from that of investments in ordinary debt securities. See the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us         You may contact your local Morgan Stanley branch office
                        or our principal executive offices at 1585 Broadway, New
                        York, New York 10036 (telephone number (212) 761-4000).

                        HYPOTHETICAL PAYOUTS ON THE NOTES

     At maturity, if the basket performance factor is greater than zero, for each $1,000 principal amount of notes that you hold, you will receive a supplemental redemption amount in addition to the principal amount of $1,000. The supplemental redemption amount will be calculated on the final determination date and is equal to (i) $1,000 times (ii) the basket performance factor times
(iii) the participation rate, which is expected to be 135% to 145% and which will be determined on the day we price the notes for initial sale to the public.

     Presented below are hypothetical examples showing how the payout on the notes, including the supplemental redemption amount, is calculated.

Example 1:
----------

All the commodity performance values are positive.

   Hypothetical Participation Rate:   140%

                           Percentage                 Hypothetical
                            Weight of   Hypothetical     Final       Commodity
                           Commodities     Initial      Average     Performance
        Commodity         in the Basket Strike Price     Price        Values
        ---------         ------------- ------------  ------------  -----------
High-Grade Primary
Aluminum                      29.6%         1,895       2,084.50       2.96%
Copper-Grade A                26.4%         3,836       4,219.60       2.64%
IPE Brent Blend Crude Oil     20.0%          66          72.60         2.00%
Primary Nickel                12.0%        15,110      16,621.00       1.20%
Special High-Grade Zinc       12.0%         1,338       1,471.80       1.20%
                                                                    ----------
                                                                        10%

     The final average price of each basket commodity in the above example is 10% higher than its initial strike price and, accordingly, the basket performance factor is 10%. The Supplemental Redemption Amount is calculated as follows:

Supplemental Redemption Amount per note = $1,000 x 10% x 140% = $140

     Therefore, in the hypothetical example above, the total payment at maturity per note will equal $1,140, which is the sum of the principal amount of $1,000 and a supplemental redemption amount of $140.

Example 2:
----------

Some commodity performances are positive, while others are negative.

   Hypothetical Participation Rate:   140%

                           Percentage                 Hypothetical
                            Weight of   Hypothetical     Final       Commodity
                           Commodities     Initial      Average     Performance
        Commodity         in the Basket Strike Price     Price        Values
        ---------         ------------- ------------  ------------  -----------
High-Grade Primary
Aluminum                      29.6%        1,895       1,705.50        -2.96%
Copper-Grade A                26.4%        3,836       3,452.40        -2.64%
IPE Brent Blend Crude Oil     20.0%          66          72.60          2.00%
Primary Nickel                12.0%        15,110      16,621.00        1.20%
Special High-Grade Zinc       12.0%        1,338       1,471.80         1.20%
                                                                     ----------
                                                                       -1.20%

Supplemental Redemption Amount per note = $1,000 x -1.20% (less than zero) x 140% = $0

     In the above example, the final average prices of the three lesser-weighted basket commodities--IPE Brent blend crude oil, nickel and zinc (with a combined weighting of 44% of the basket)--are each 10% higher than their respective initial strike prices, but the final average prices of the two more heavily weighted basket commodities--copper and aluminum (with a combined weighting of 56%)--are each 10% lower than the initial strike prices for those basket commodities. Accordingly, although three of the basket commodities have positive performance values and only two have negative performance values as of the final determination date, the basket performance factor is less than zero due in part to the weighting of the commodities within the basket. Therefore, there will be no supplemental redemption amount and the total payment at maturity per note will equal the $1,000 principal amount.

     You can review a table of the historical per unit closing prices of each of the basket commodities for each calendar quarter in the period from January 1, 2000 through August 24, 2005 and related graphs and a graph of the historical performance of the basket performance factor for the period from January 1, 2000 through August 24, 2005 (assuming that each of the basket commodities is weighted in the basket as described above) in this pricing supplement under "Description of Notes--Historical Information" and "--Historical Graph."

                                  RISK FACTORS

     The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket commodities. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary         The terms of the notes differ from those of ordinary
senior notes, the       debt securities in that we will not pay interest on the
notes do not pay        notes. Because of the variable nature of the
interest                supplemental redemption amount due at maturity, which
                        may equal zero, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security. The return of only the principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the performance of a basket of commodities.

The notes may not       If the basket performance factor is zero or less, you
pay more than the       will receive only the principal amount of $1,000 for
principal amount at     each note you hold at maturity.
maturity

The notes will not      The notes will not be listed on any securities exchange.
be listed               There may be little or no secondary market for the
                        notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily. MS & Co. currently intends to act as a market maker for the notes but is not required to do so.
                        Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS
                        & Co. were to cease acting as a market maker, it is likely that there would be little or no secondary market for the notes.

Market price of the     Several factors, many of which are beyond our control,
notes will be           will influence the value of the notes in the secondary
influenced by many      market and the price at which MS & Co. may be willing to
unpredictable factors   purchase or sell the notes in the secondary market,
                        including:

                        o the price of each of the basket commodities at any time and, in particular, on the specified determination dates

                        o the volatility (frequency and magnitude of changes in value) of the basket commodities

                        o trends of supply and demand for each of the basket commodities at any time

                        o   interest and yield rates in the market

                        o geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the basket commodities or commodities markets generally and that may affect the final average prices

                        o   the time remaining to the maturity of the notes

                        o   our creditworthiness

                        Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the principal amount if at the time of sale or on earlier determination dates the prices for certain or all of the commodities in the basket are at, below or not sufficiently above their respective initial strike prices or if market interest rates rise.

                        You cannot predict the future performance of the basket commodities based on their historical performance. We cannot guarantee that the basket performance factor will be positive so that you will receive at maturity an amount in excess of the principal amount of the notes.

The inclusion of        Assuming no change in market conditions or any other
commissions and         relevant factors, the price, if any, at which MS & Co.
projected profit        is willing to purchase notes in secondary market
from hedging in the     transactions will likely be lower than the original
original issue price    issue price, since the original issue price included,
is likely to            and secondary market prices are likely to exclude,
adversely affect        commissions paid with respect to the notes, as well as
secondary market        the projected profit included in the cost of hedging our
prices                  obligations under the notes. In addition, any such
                        prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Prices for the          Prices for the commodities are affected by a variety of
basket commodities      factors, including changes in supply and demand
may change              relationships, governmental programs and policies,
unpredictably and       national and international political and economic
affect the value of     events, changes in interest and exchange rates, trading
the notes in            activities in commodities and related contracts,
unforeseeable ways      weather, and agricultural, trade fiscal, monetary and
                        exchange control policies. The price volatility of each basket commodity also affects the value of the forwards and forward contracts related to that basket commodity and therefore its price at any such time. These factors may affect the prices for the basket commodities and the value of your notes in varying ways and may cause the prices of the commodities to move in inconsistent directions and at inconsistent rates.

Specific commodities    High-Grade Primary Aluminum
prices are volatile
and are affected by     The price of aluminum is primarily affected by the
numerous factors        global demand for and supply of aluminum, but is also
specific to each        influenced significantly from time to time by
market                  speculative actions and by currency exchange rates.
                        Demand for aluminum is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important to demand for aluminum include the automobile, packaging and construction sectors. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for aluminum in various applications. Their availability and price will also affect demand for aluminum. The supply of aluminum is widely spread around the world, and the principal factor dictating the smelting of such aluminum is the ready availability of inexpensive power. The supply of aluminum is also affected by current and previous price levels, which will influence investment decisions in new smelters. Other factors influencing supply include droughts, transportation problems and shortages of power and raw materials.

                        Copper-Grade A

                        The price of copper is primarily affected by the global demand for and supply of copper, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for copper is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors. In recent years demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and infrastructure development. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for copper in various applications. Their availability and price will also affect demand for copper. Apart from the United States, Canada and Australia, the majority of copper concentrate supply (the raw material) comes from outside the Organization for Economic Cooperation and Development countries. In previous years, copper supply has been affected by strikes, financial problems and terrorist activity.

                        IPE Brent Blend Crude Oil

                        The price of IPE Brent Blend Crude Oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil's end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of Oil and Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.

                        Primary Nickel

                        The price of nickel is primarily affected by the global demand for and supply of nickel, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for nickel is significantly influenced by the level of global industrial economic activity. The stainless steel industrial sector is particularly important to demand for nickel given that the use of nickel in the manufacture of stainless steel accounts for a significant percentage of world-wide nickel demand. Growth in the production of stainless steel will therefore drive nickel demand. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for nickel in various applications. Their availability and price will also affect demand for nickel. Nickel supply is dominated by Canada and the Commonwealth of Independent States (the "CIS"). Exports from the CIS have increased in recent years. The supply of nickel is also affected by current and previous price levels, which will influence investment decisions in new mines and smelters. Low prices for nickel in the early 1990s tended to discourage such investments.

                        Special High-Grade Zinc

                        The price of zinc is primarily affected by the global demand for and supply of zinc, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for zinc is significantly influenced by the level of global industrial economic activity. The galvanized steel industrial sector is particularly important to demand for zinc given that the use of zinc in the manufacture of galvanized steel accounts for a significant percentage of world-wide zinc demand. The galvanized steel sector is in turn heavily dependent on the automobile and construction sectors. Growth in the production of galvanized steel will drive zinc demand. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. The supply of zinc concentrate (the raw material) is dominated by Australia, North America and Latin America. The supply of zinc is also affected by current and previous price levels, which will influence investment decisions in new mines and smelters. Low prices for zinc in the early 1990s tended to discourage such investments.

                        A decrease in the price of any of the basket commodities may have a material adverse effect on the value of the notes and the return on an investment in the notes.

Risks associated        The basket commodities are concentrated in two sectors:
with a concentrated     metals and energy. An investment in the notes may
investment in           therefore bear risks similar to a concentrated
physical commodities    securities investment in a limited number of industries
could adversely         or sectors.
affect the value of
the notes

Changes in the value    Price movements in the basket commodities may not
of one or more of       correlate with each other. At a time when the price of
the basket              one or more of the basket commodities increases, the
commodities may         price of one or more of the other basket commodities may
offset each other       increase to a lesser extent or may even decline.
                        Therefore, in calculating the basket performance factor, increases in the value of one or more of the basket commodities may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket commodities. In addition, the basket is not equally weighted among the basket commodities.
                        Significant decreases in the prices of a more heavily weighted commodity could moderate or wholly offset increases in the prices of the less heavily weighted commodities.

                        You can review a table of the historical per unit closing prices of each of the basket commodities for each calendar quarter in the period from January 1, 2000 through August 24, 2005 and related graphs and a graph of the historical performance of the basket performance factor for the period from January 1, 2000 through August 24, 2005 (assuming that each of the basket commodities is weighted in the basket as described above) in this pricing supplement under "Description of Notes--Historical Information" and "--Historical Graph." You cannot predict the future performance of any of the basket commodities or of the basket as a whole, or whether increases in the prices of any of the basket commodities will be offset by decreases in the prices of other basket commodities, based on their historical performance. In addition, there can be no assurance that the final average prices of any of the basket commodities will be higher than their initial strike prices, or that the sum of the performance values of the basket commodities will be positive. If the basket performance factor is zero or less, you will receive at maturity only the principal amount of the notes you hold.

Changes in              Correlation is the extent to which the strike prices of
correlation among       the basket commodities included in the basket increase
the prices of the       or decrease in the same proportion at the same time. To
basket commodities      the extent that correlation among the basket commodities
may affect the value    changes, the value of the notes may be adversely
of the notes            affected.

Suspension or           The commodities markets are subject to temporary
disruptions of          distortions or other disruptions due to various factors,
market trading in       including the lack of liquidity in the markets, the
the basket              participation of speculators and government regulation
commodities and         and intervention. These circumstances could adversely
related futures         affect the prices of the basket commodities and,
markets may             therefore, the value of the notes.
adversely affect the
value of the notes

Investing in the        Because the basket performance factor is based on the
notes is not            average of the prices of the basket commodities on six
equivalent to           determination dates over the final six months of the
investing in the        notes, it is possible for the final average price of any
basket commodities      of the basket commodities to be lower than the initial
                        strike price of such basket commodity even if the price of the basket commodity on the final determination date is higher than the initial strike price for such commodity. A decrease in the price of a basket commodity on any one determination date could more than offset any increases in the price of such basket commodity on any other determination dates.

There are risks         The closing prices of four of the five basket
relating to trading     commodities--copper, aluminum, nickel and zinc--will be
of basket               determined by reference to the per unit U.S. dollar cash
commodities on the      bid prices of contracts traded on the London Metal
London Metal Exchange   Exchange, which we refer to as the LME. The LME is a
                        principals' market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months
                        (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates.


                        If such aberrations occur on any of the determination dates, the per unit U.S. dollar cash bid prices used to determine the closing price of copper, aluminum, nickel and zinc, and consequently the supplemental redemption amount, could be adversely affected.

The economic            The economic interests of the calculation agent and
interests of the        other of our affiliates are potentially adverse to your
calculation agent       interests as an investor in the notes.
and other of our
affiliates are          As calculation agent, MS & Co. will determine the
potentially adverse     initial strike price for each basket commodity, the
to your interests       final average price for each basket commodity, the
                        basket commodities' performance values, the basket performance factor, and calculate the supplemental redemption amount, if any, you will receive at maturity.
                        Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any price in the event of a discontinuance of reporting of a basket commodity, may affect the payout to you at maturity. See the sections of this pricing supplement called "Description of Notes--Market Disruption Event" and "--Fallback
                        Determination; Alteration of Method of Calculation."

                        The original issue price of the notes includes the agent's commissions and certain costs of hedging our obligations under the notes. The subsidiaries through which we hedge our obligations under the notes expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading     MS & Co. and other affiliates of ours will carry out
activity by the         hedging activities related to the notes (and possibly to
calculation agent       other instruments linked to the basket commodities),
and its affiliates      including trading in futures and options contracts on
could potentially       the basket commodities as well as in other instruments
adversely affect the    related to the basket commodities. MS & Co. and some of
prices of the basket    our other subsidiaries also trade the basket commodities
commodities             and other financial instruments related to the basket
                        commodities on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.
                        Any of these hedging or trading activities on or prior to the day we price the notes for initial sale to the public could potentially increase the initial strike prices for the basket commodities and, as a result, could increase the prices at which the basket commodities must close on the determination dates before you receive a payment at maturity that exceeds the principal amount on the notes. Additionally, such hedging or trading activities during the term of the notes could potentially affect the prices of the basket commodities on the determination dates and, accordingly, the amount of cash you will receive at maturity.

The notes will be       You should also consider the tax consequences of
treated as              investing in the notes. The notes will be treated as
contingent payment      "contingent payment debt instruments" for U.S. federal
debt instruments for    income tax purposes, as described in the section of this
U.S. federal income     pricing supplement called "Description of Notes--United
tax purposes            States Federal Income Taxation." Under this treatment,
                        if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though you will not receive any stated interest payments on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation" and the sections called "United States Federal
                        Taxation--Notes--Notes Linked to Commodity Prices,
                        Single Securities, Baskets of Securities or Indices" and
                        "United States Federal Taxation--Backup Withholding" in the accompanying prospectus supplement.

                        If you are a non-U.S. investor, please also read the section of this pricing supplement called "Description of Notes--United States Federal Income
                        Taxation--Non-U.S. Holders."

                        You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                              DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Notes" refers to each $1,000 principal amount of any of our Commodity-Linked Capital-Protected Notes Due October 3, 2008, Based on the Performance of a Basket of Five Commodities. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount......   $

Original Issue Date
  (Settlement Date).............              , 2005

Maturity Date...................   October 3, 2008, subject to extension in
                                   accordance with the following paragraph in the event of a continuing Market Disruption
                                   Event with respect to the final Determination
                                   Date for calculating the Final Average Price for any Basket Commodity.

                                   If, due to a Market Disruption Event or
                                   otherwise, the final Determination Date with respect to any Basket Commodity is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following the latest final Determination Date with respect to any Basket Commodity so postponed. See "--Determination Dates" below.

Interest Rate...................   None

Specified Currency..............   U.S. dollars

CUSIP Number....................   61746SBK4

Minimum Denominations...........   $1,000

Issue Price.....................   $1,000 (100%)

Basket..........................   The following table sets forth the Basket
                                   Commodities, the Reuters Page for each Basket
                                   Commodity and the Basket Weighting of each Basket Commodity in the Basket:

                                                                    Reuters    Basket
                                      Basket Commodity                Page    Weighting
                                   -------------------------------- -------  ---------
                                   High-Grade Primary Aluminum
                                      ("Aluminum")                    MTLE      29.6%
                                   Copper-Grade A
                                     ("Copper")                       MTLE      26.4%
                                   IPE Brent Blend Crude Oil (IPE
                                      Brent Blend Crude Oil")        LCOc1      20.0%
                                   Primary Nickel ("Nickel")          MTLE      12.0%
                                   Special High-Grade Zinc ("Zinc")   MTLE      12.0%


Maturity Redemption Amount......   At maturity, upon delivery of the Notes to
                                   the Trustee, we will pay with respect to the $1,000 principal amount of each Note an amount in cash equal to $1,000 plus the Supplemental Redemption Amount, if any, as determined by the Calculation Agent.

                                   We shall, or shall cause the Calculation
                                   Agent to (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 principal amount of each Note, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity
                                   Date), and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book-Entry Note or Certificated Note" below, and see "The Depositary" in the accompanying prospectus supplement.

Supplemental Redemption
Amount..........................   The Supplemental Redemption Amount will equal
                                   (i) $1,000 times (ii) the Basket Performance
                                   Factor times (iii) the Participation Rate;
                                   provided that the Supplemental Redemption
                                   Amount will not be less than zero. The
                                   Calculation Agent will calculate the
                                   Supplemental Redemption Amount on the final
                                   Determination Date.

Basket Performance Factor.......   The Basket Performance Factor is a percentage
                                   that is the sum of the performance values for each of the Basket Commodities. The Basket
                                   Performance Factor is described by the
                                   following formula:

                                            Aluminum Performance Value
                                                         +
                                             Copper Performance Value
                                                         +
                                    IPE Brent Blend Crude Oil Performance Value
                                                         +
                                             Nickel Performance Value
                                                         +
                                              Zinc Performance Value

                                   In certain circumstances, the Basket
                                   Performance Factor will be based on an
                                   alternate calculation of the Final Average
                                   Price for a Basket Commodity, as described under "--Fallback Reference Dealer Determination."

Participation Rate..............   The Participation Rate is expected to be 135%
                                   to 145%, and will be determined on the day we price the Notes for initial sale to the public.

Aluminum Performance Value......   The Aluminum Performance Value is (i) a
                                   fraction, the numerator of which will be the Final Average Aluminum Price minus the
                                   Initial Aluminum Strike Price and the
                                   denominator of which will be the Initial
                                   Aluminum Strike Price, times (ii) the
                                   Aluminum Basket Weighting. The Aluminum
                                   Performance Value is described by the
                                   following formula, and will be determined on the final Determination Date:

                                  (Final Average Aluminum Price - Initial Aluminum Strike Price)  x .296
                                  --------------------------------------------------------------
                                              Initial Aluminum Strike Price


Initial Aluminum Strike Price...                   , the official closing cash
                                   bid price per metric ton of High-Grade
                                   Primary Aluminum on the London Metal Exchange ("LME"), stated in U.S. dollars, as determined by the LME and displayed on Reuters Page MTLE under the heading "LME Daily Official Prices" on the day we price the Notes for initial sale to the public.

Final Average Aluminum Price....   The arithmetic average of the official
                                   closing cash bid prices per metric ton of High-Grade Primary Aluminum on the LME, stated in U.S. dollars, as determined by the LME and displayed on Reuters Page MTLE under the heading "LME Daily Official Prices" on each of the six Determination Dates, as calculated by the Calculation Agent on the final
                                   Determination Date.

Copper Performance Value........   The Copper Performance Value is (i) a
                                   fraction, the numerator of which will be the Final Average Copper Price minus the Initial
                                   Copper Strike Price and the denominator of which will be the Initial Copper Strike
                                   Price, times (ii) the Copper Basket
                                   Weighting. The Copper Performance Value is described by the following formula, and will be determined on the final Determination
                                   Date:

                                  (Final Average Copper Price - Initial Copper Strike Price) x  .264
                                  ----------------------------------------------------------
                                                 Initial Copper Strike Price

Initial Copper Strike Price.....             , the official closing cash bid
                                   price per metric ton of Copper-Grade A on the LME, stated in U.S. dollars, as determined by the LME and displayed on Reuters Page MTLE under the heading "LME Daily Official Prices" on the day we price the Notes for initial sale to the public.

Final Average Copper Price......   The arithmetic average of the official
                                   closing cash bid prices per metric ton of Copper-Grade A on the LME, stated in U.S.
                                   dollars, as determined by the LME and
                                   displayed on Reuters Page MTLE under the heading "LME Daily Official Prices" on each of the six Determination Dates, as calculated by the Calculation Agent on the final
                                   Determination Date.

IPE Brent Blend Crude Oil
  Performance Value.............   The IPE Brent Blend Crude Oil Performance
                                   Value is (i) a fraction, the numerator of which will be the Final Average IPE Brent
                                   Blend Crude Oil Price minus the Initial IPE
                                   Brent Blend Crude Oil Strike Price and the denominator of which will be the Initial IPE
                                   Brent Blend Crude Oil Price, times (ii) the
                                   IPE Brent Blend Crude Oil Basket Weighting.
                                   The IPE Brent Blend Crude Oil Performance value is described by the following formula, and will be determined on the final
                                   Determination Date:

                  (Final Average IPE Brent Blend Crude Oil Price - Initial IPE Brent Blend Crude Oil Strike Price) x  .200
                  ------------------------------------------------------------------------------------------------
                                          Initial IPE Brent Blend Crude Oil Strike Price

Initial IPE Brent Blend Crude Oil
  Strike Price..................           , the closing bid price per barrel of
                                   IPE Brent Blend Crude Oil on the
                                   International Petroleum Exchange ("IPE") of the front month futures contract (or, in the case of the last trading day of the front run contract, the second contract), stated in U.S. dollars, as made public by the IPE and displayed on Reuters Page LCOc1 under the heading "Brent Crude IPE" on the day we price the Notes for initial sale to the public.

Final Average IPE Brent Blend
  Crude Oil Price...............   The arithmetic average of the closing bid
                                   prices per barrel of IPE Brent Blend Crude
                                   Oil on the IPE of the front month futures contract (or, in the case of the last trading day of the front run contract, the second contract), stated in U.S. dollars, as made public by the IPE and displayed on Reuters
                                   Page LCOc1 under the heading "Brent Crude
                                   IPE" on each of the six Determination Dates, as calculated by the Calculation Agent on the final Determination Date.

Nickel Performance Value........   The Nickel Performance Value is (i) a
                                   fraction, the numerator of which will be the Final Average Nickel Price minus the Initial
                                   Nickel Strike Price and the denominator of which will be the Initial Nickel Strike
                                   Price, times (ii) the Nickel Basket
                                   Weighting. The Nickel Performance Value is described by the following formula, and will be determined on the final Determination
                                   Date:

                                   (Final Average Nickel Price - Initial Nickel Strike Price) x .120
                                    --------------------------------------------------------
                                                  Initial Nickel Strike Price

Initial Nickel Strike Price.....               , the official closing cash bid
                                   price per metric ton of Primary Nickel on the LME, stated in U.S. dollars, as determined by the LME and displayed on Reuters Page MTLE under the heading "LME Daily Official Prices" on the day we price the Notes for initial sale to the public.

Final Average Nickel Price......   The arithmetic average of the official
                                   closing cash bid prices per metric ton of Primary Nickel on the LME, stated in U.S.
                                   dollars, as determined by the LME and
                                   displayed on Reuters Page MTLE under the heading "LME Daily Official Prices" on each of the six Determination Dates, as calculated by the Calculation Agent on the final
                                   Determination Date.

Zinc Performance Value..........   The Zinc Performance Value is (i) a fraction,
                                   the numerator of which will be the Final
                                   Average Zinc Price minus the Initial Zinc
                                   Strike Price and the denominator of which will be the Initial Zinc Strike Price, times
                                   (ii) the Zinc Basket Weighting. The Zinc
                                   Performance Value is described by the
                                   following formula, and will be determined on the final Determination Date:

                                (Final Average Zinc Price - Initial Zinc Strike Price) x  .120
                                --------------------------------------------------------------
                                                    Initial Zinc Strike Price

Initial Zinc Strike Price.......            , the official closing cash bid
                                   price per metric ton of Special High-Grade
                                   Zinc on the LME, stated in U.S. dollars, as determined by the LME and displayed on Reuters Page MTLE under the heading "LME Daily Official Prices" on the day we price the Notes for initial sale to the public.

Final Average Zinc Price........   The arithmetic average of the official cash
                                   bid prices per metric ton of Special
                                   High-Grade Zinc on the LME, stated in U.S.
                                   dollars, as determined by the LME and
                                   displayed on Reuters Page MTLE under the heading "LME Daily Official Prices" on each of the six Determination Dates, as calculated by the Calculation Agent on the final
                                   Determination Date.

Determination Dates.............   April 15, 2008, May 15, 2008, June 15, 2008,
                                   July 15, 2008, August 15, 2008 and September
                                   15, 2008, in each such case and with respect to each Basket Commodity separately, subject to adjustment for non-Trading Days or a Market Disruption Event with respect to any Basket Commodity as described in the following paragraphs.

                                   If any of the first five Determination Dates is not a Trading Day or if a Market Disruption Event occurs on any such date with respect to a Basket Commodity, such Determination Date with respect to that Basket Commodity will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred;

                                   provided that, with respect to any Basket
                                   Commodity, if a Market Disruption Event has occurred on each of the three Trading Days immediately succeeding any of the first five Determination Dates, the Calculation Agent will determine the applicable Basket Commodity's price on such third succeeding Trading Day in accordance with "--Fallback Reference Dealer Determination" below.

                                   If September 15, 2008 (the final
                                   Determination Date) is not a Trading Day or if there is a Market Disruption Event with respect to any Basket Commodity on such day, the final Determination Date for such Basket Commodity will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred. A Market Disruption Event with respect to one or more of the Basket Commodities will not constitute a Market Disruption Event for the other Basket Commodities.

Fallback Reference Dealer
  Determination.................   The Calculation Agent will determine the
                                   price (or a method for determining a price) by requesting the principal London office of each of the four leading dealers in the relevant market, selected by the Calculation
                                   Agent, to provide a quotation for the
                                   relevant price. If at least two such
                                   quotations are provided as requested, the relevant price shall be the arithmetic mean of such quotations. If fewer than two quotations are provided as requested, the relevant price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Trading Day.....................   A day, as determined by the Calculation
                                   Agent, on which trading is generally
                                   conducted on the Relevant Exchange(s) for the applicable Basket Commodities.

Book Entry Note or Certificated
   Note............................ Book Entry. The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global Securities--Registered
                                   Global Securities" in the accompanying
                                   prospectus.

Senior Note or Subordinated
  Note..........................   Senior

Trustee.........................   JPMorgan Chase Bank, N.A. (formerly known as
                                   JPMorgan Chase Bank)

Agent...........................   Morgan Stanley & Co. Incorporated and its
                                   successors ("MS & Co.")

Reuters Page....................   The display page so designated on the Reuters
                                   Monitor Money Rates Service ("Reuters") or any other display page that may replace that display page on Reuters and any successor service thereto.

Market Disruption Event.........   Market Disruption Event means, with respect
                                   to any Basket Commodity, any of Price Source
                                   Disruption, Trading Suspension, Disappearance of Commodity Reference Price and Tax
                                   Disruption.

Price Source Disruption.........   Price Source Disruption means either (i) the
                                   failure of Reuters to announce or publish the relevant price specified in this pricing supplement for the relevant Basket Commodity or (ii) the temporary or permanent discontinuance or unavailability of the
                                   Reuters Page.

Trading Suspension..............   Trading Suspension means the material
                                   suspension of trading in a Basket Commodity or futures contracts related to such Basket
                                   Commodity on the Relevant Exchange for such Basket Commodity.

Disappearance of Commodity
  Reference Price...............   Disappearance of Commodity Reference Price
                                   means either (i) the failure of trading to commence, or the permanent discontinuance of trading, in a Basket Commodity or futures contracts related to such Basket Commodity on the Relevant Exchange for such Basket
                                   Commodity or (ii) the disappearance of, or of trading in, the relevant Basket Commodity.

Tax Disruption..................   Tax Disruption means the imposition of,
                                   change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, a Basket Commodity
                                   (other than a tax on, or measured by
                                   reference to overall gross or net income) by any government or taxation authority after the date of this pricing supplement, if the direct effect of such imposition, change or removal is to raise or lower the price on any day that would otherwise be a Determination
                                   Date from what it would have been without that imposition, change or removal.

Relevant Exchange...............   For each Basket Commodity, the exchange or
                                   principal trading market which serves as the source of prices for such Basket Commodity and any principal exchanges where options or futures contracts on such commodities are traded.

Alternate Exchange Calculation
  in Case of an Event of
  Default.......................   In case an event of default with respect to
                                   the Notes shall have occurred and be
                                   continuing, the amount declared due and
                                   payable for each Note upon any acceleration of the Notes (the "Acceleration Amount") will equal $1,000 principal amount per Note plus the Supplemental Redemption Amount, if any, determined as though the price of any Basket
                                   Commodity on any Determination Date scheduled to occur on or after the date of such acceleration were the price on the date of acceleration.

                                   If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent...............   MS & Co.

                                   All determinations made by the Calculation
                                   Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

                                   All calculations with respect to the price for each Basket Commodity on each Determination Date, the Basket Performance Factor and the Supplemental Redemption Amount, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

                                   Because the Calculation Agent is our
                                   affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any price for a Basket Commodity, the Basket Performance Factor, the Supplemental Redemption Amount or whether a Market Disruption Event has occurred. See "--Market Disruption Event" above and "--Fallback Determination; Alteration of Method of Calculation" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Historical Information.........    The following tables set forth the published
                                   high, low and end of quarter closing prices for each of the Basket Commodities for each calendar quarter from January 1, 2000 to August 24, 2005. The graphs following each
                                   Basket Commodity's price table set forth the historical price performance of each respective Basket Commodity for the period
                                   January 1, 2000 to August 24, 2005. The
                                   closing prices for Aluminum, Copper, IPE
                                   Brent Blend Crude Oil, Nickel and Zinc on
                                   August 24, 2005 were $1,895.00, $3,836.00,
                                   $66.01, $15,110.00 and $1,338.00,
                                   respectively. We obtained the information in the tables and graphs from Bloomberg
                                   Financial Markets, without independent
                                   verification. The historical prices and
                                   historical price performance of the Basket
                                   Commodities should not be taken as an
                                   indication of future performance. We cannot give you any assurance that the Basket
                                   Performance Factor will be greater than zero or that you will receive any Supplemental
                                   Redemption Amount.

                                                 High-Grade Primary Aluminum
                                     Historical High, Low and Period End Closing Prices
                                           January 1, 2000 through August 24, 2005

                                         Aluminum           High       Low     Period End
                                   --------------------  ---------  ---------  ----------
                                   2000
                                   First Quarter.......  $1,745.00  $1,523.00   $1,523.00
                                   Second Quarter......   1,579.50   1,397.00    1,564.00
                                   Third Quarter.......   1,599.00   1,506.00    1,579.00
                                   Fourth Quarter......   1,644.00   1,443.00    1,560.00
                                   2001
                                   First Quarter.......   1,737.00   1,469.00    1,469.00
                                   Second Quarter......   1,593.00   1,437.00    1,437.00
                                   Third Quarter.......   1,452.50   1,319.50    1,319.50
                                   Fourth Quarter......   1,430.00   1,243.00    1,335.00
                                   2002
                                   First Quarter.......   1,438.00   1,313.00    1,386.00
                                   Second Quarter......   1,398.00   1,318.00    1,364.50
                                   Third Quarter.......   1,370.00   1,279.00    1,280.50
                                   Fourth Quarter......   1,399.00   1,275.50    1,344.50
                                   2003
                                   First Quarter.......   1,459.00   1,339.00    1,350.00
                                   Second Quarter......   1,440.50   1,314.50    1,389.00
                                   Third Quarter.......   1,505.00   1,378.00    1,407.50
                                   Fourth Quarter......   1,592.50   1,415.00    1,592.50
                                   2004
                                   First Quarter.......   1,754.00   1,578.50    1,688.50
                                   Second Quarter......   1,826.00   1,575.00    1,698.50
                                   Third Quarter.......   1,823.00   1,647.00    1,823.00
                                   Fourth Quarter......   1,964.00   1,748.00    1,964.00
                                   2005
                                   First Quarter.......   2,031.50   1,809.00    1,973.00
                                   Second Quarter......   1,991.00   1,694.00    1,716.00
                                   Third Quarter
                                    (through August 24,
                                    2005)..............   1,909.00   1,675.00    1,895.00



                                                High-Grade Primary Aluminum
                                                      [GRAPH OMITTED]


                                                       Copper-Grade A
                                     Historical High, Low and Period End Closing Prices
                                          January 1, 2000 through August 24, 2005

                                         Copper             High       Low     Period End
                                   --------------------  ---------  ---------   ---------
                                   2000
                                   First Quarter.......  $1,898.00  $1,703.00   $1,728.50
                                   Second Quarter......   1,829.00   1,607.00    1,773.50
                                   Third Quarter.......   1,900.00   1,741.00    1,978.00
                                   Fourth Quarter......   2,009.00   1,759.00    1,808.50
                                   2001
                                   First Quarter.......   1,837.00   1,664.50    1,666.00
                                   Second Quarter......   1,730.00   1,550.50    1,550.50
                                   Third Quarter.......   1,573.00   1,403.00    1,424.00
                                   Fourth Quarter .....   1,540.50   1,319.00    1,462.00
                                   2002
                                   First Quarter.......   1,650.50   1,421.00    1,623.00
                                   Second Quarter......   1,689.50   1,551.00    1,654.00
                                   Third Quarter.......   1,667.50   1,434.50    1,434.50
                                   Fourth Quarter......   1,649.50   1,429.00    1,536.00
                                   2003
                                   First Quarter.......   1,728.00   1,544.50    1,587.50
                                   Second Quarter......   1,711.50   1,564.00    1,644.00
                                   Third Quarter.......   1,824.50   1,638.00    1,794.00
                                   Fourth Quarter......   2,321.00   1,790.50    2,321.00
                                   2004
                                   First Quarter.......   3,105.50   2,337.00    3,067.50
                                   Second Quarter......   3,170.00   2,554.00    2,664.50
                                   Third Quarter.......   3,140.00   2,700.00    3,140.00
                                   Fourth Quarter......   3,287.00   2,835.00    3,279.50
                                   2005
                                   First Quarter.......   3,424.50   3,072.00    3,408.00
                                   Second Quarter......   3,670.00   3,113.00    3,597.00
                                   Third Quarter
                                    (through August 24,
                                    2005)..............   3,840.00   3,444.00    3,836.00


                                                       Copper-Grade A
                                                       [GRAPH OMITTED]


                                                 IPE Brent Blend Crude Oil
                                     Historical High, Low and Period End Closing Prices
                                          January 1, 2000 through August 24, 2005

                                   IPE Brent Blend Crude Oil    High        Low    Period End
                                   -------------------------   ------     ------   ----------
                                   2000
                                   First Quarter............   $31.90     $23.09     $24.77
                                   Second Quarter...........    31.49      21.30      30.57
                                   Third Quarter............    34.55      26.83      29.84
                                   Fourth Quarter...........    34.59      22.97      23.87
                                   2001
                                   First Quarter............    29.91      23.93      24.74
                                   Second Quarter...........    29.68      24.11      26.08
                                   Third Quarter............    29.43      22.02      23.26
                                   Fourth Quarter ..........    22.89      17.68      20.30
                                   2002
                                   First Quarter............    25.92      18.41      25.92
                                   Second Quarter...........    27.66      23.30      25.58
                                   Third Quarter............    29.13      24.89      28.75
                                   Fourth Quarter...........    30.16      22.70      28.66
                                   2003
                                   First Quarter............    34.10      24.81      27.18
                                   Second Quarter...........    28.39      23.26      28.33
                                   Third Quarter............    30.25      25.32      27.61
                                   Fourth Quarter...........    31.11      27.10      29.74
                                   2004
                                   First Quarter............    33.80      28.83      31.51
                                   Second Quarter...........    39.08      30.21      34.50
                                   Third Quarter............    46.45      35.92      46.38
                                   Fourth Quarter...........    51.56      37.38      40.37
                                   2005
                                   First Quarter............    55.65      40.51      52.09
                                   Second Quarter...........    59.30      47.88      55.58
                                   Third Quarter
                                    (through August 24,
                                    2005)...................    66.45      55.72      66.01


                                                  IPE Brent Blend Crude Oil
                                                       [GRAPH OMITTED]


                                                       Primary Nickel
                                     Historical High, Low and Period End Closing Prices
                                          January 1, 2000 through August 24, 2005

                                       Nickel          High        Low     Period End
                                   -------------------- ----------  ---------  ----------
                                   2000
                                   First Quarter....... $10,660.00  $8,070.00  $10,240.00
                                   Second Quarter......  10,600.00   7,800.00    8,245.00
                                   Third Quarter.......   8,860.00   7,440.00    8,540.00
                                   Fourth Quarter......   8,925.00   7,030.00    7,190.00
                                   2001
                                   First Quarter.......   7,355.00   5,890.00    5,890.00
                                   Second Quarter......   7,535.00   5,830.00    6,060.00
                                   Third Quarter.......   6,090.00   4,770.00    4,870.00
                                   Fourth Quarter .....   5,770.00   4,420.00    5,680.00
                                   2002
                                   First Quarter.......   6,860.00   5,625.00    6,710.00
                                   Second Quarter......   7,440.00   6,495.00    7,080.00
                                   Third Quarter.......   7,725.00   6,305.00    6,450.00
                                   Fourth Quarter......   7,565.00   6,445.00    7,100.00
                                   2003
                                   First Quarter.......   9,105.00   7,210.00    7,940.00
                                   Second Quarter......   9,550.00   7,710.00    8,395.00
                                   Third Quarter.......  10,325.00   8,330.00   10,220.00
                                   Fourth Quarter......  16,670.00  10,250.00   16,650.00
                                   2004
                                   First Quarter.......  17,770.00  12,200.00   13,885.00
                                   Second Quarter......  15,330.00  10,530.00   14,990.00
                                   Third Quarter.......  15,980.00  12,050.00   15,100.00
                                   Fourth Quarter......  16,595.00  12,685.00   15,205.00
                                   2005
                                   First Quarter.......  16,565.00  14,035.00   16,250.00
                                   Second Quarter......  17,750.00  14,520.00   14,700.00
                                   Third Quarter
                                    (through August 24,
                                    2005)..............  15,600.00  14,085.00   15,110.00


                                                       Primary Nickel
                                                      [GRAPH OMITTED]

                                                      Special High-Grade Zinc
                                         Historical High, Low and Period End Closing Prices
                                              January 1, 2000 through August 24, 2005

                                           Zinc             High       Low      Period End
                                   --------------------  ---------  ---------   ----------
                                   2000
                                   First Quarter.......  $1,213.00  $1,065.50   $1,098.00
                                   Second Quarter......   1,179.00   1,080.50    1,148.00
                                   Third Quarter.......   1,194.00   1,115.00    1,185.00
                                   Fourth Quarter......   1,277.00   1,021.00    1,021.00
                                   2001
                                   First Quarter.......   1,053.00     977.00      977.00
                                   Second Quarter......     988.50     870.00      870.00
                                   Third Quarter.......     869.00     767.50      782.00
                                   Fourth Quarter .....     810.50     732.50      767.50
                                   2002
                                   First Quarter.......     842.50     759.00      825.50
                                   Second Quarter......     829.00     745.50      796.50
                                   Third Quarter.......     829.00     725.50      735.50
                                   Fourth Quarter......     823.50     737.50      749.50
                                   2003
                                   First Quarter.......     810.50     755.00      763.00
                                   Second Quarter......     809.00     741.00      783.50
                                   Third Quarter.......     863.00     781.00      825.00
                                   Fourth Quarter......   1,008.00     834.00    1,008.00
                                   2004
                                   First Quarter.......   1,155.50   1,002.00    1,086.50
                                   Second Quarter......   1,125.00     967.00      967.00
                                   Third Quarter.......   1,079.00     943.00    1,079.00
                                   Fourth Quarter......   1,270.00   1,004.50    1,270.00
                                   2005
                                   First Quarter.......   1,430.00   1,197.50    1,349.00
                                   Second Quarter......   1,365.50   1,216.00    1,223.00
                                   Third Quarter
                                    (through August 24,
                                    2005)..............   1,345.50   1,165.00    1,338.00

                                                  Special High-Grade Zinc
                                                      [GRAPH OMITTED]

Historical Graph................   The following graph sets forth the historical
                                   performance of the Basket Performance Factor
                                   (assuming that each of the Basket Commodities is weighted as described in "--Basket" above at August 24, 2005). The graph covers the period from January 1, 2000 through August
                                   24, 2005. The graph does not take into
                                   account the

                                   Participation Rate on the Notes, nor does it attempt to show your expected return on an investment in the Notes. The historical performance of the Basket Performance Factor and the Basket Commodities should not be taken as an indication of their future performance.

                                           Historical Basket Performance
                                      January 1, 2000 through August 24, 2005
                                                   [GRAPH OMITTED]

Use of Proceeds and Hedging.....   The net proceeds we receive from the sale of
                                   the Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries. The original issue price of the Notes includes the Agent's Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

                                   On or prior to the day we price the Notes for initial sale to the public, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Notes by taking positions in the Basket Commodities, in futures or options contracts on the Basket Commodities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the Basket Commodities, and, therefore, the value at which the Basket Commodities must close on the Determination Dates before you would receive at maturity a payment that exceeds the principal amount of the Notes. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on Determination Dates, by purchasing and selling the Basket Commodities or futures or options contracts on the Basket Commodities listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Determination Dates. We cannot give any assurance that our hedging activities will not affect the value of the Basket Commodities and, therefore, adversely affect the value of the Basket Commodities on the Determination Dates or the payment that you will receive at maturity.

Supplemental Information
  Concerning
  Plan of Distribution..........   Under the terms and subject to the conditions
                                   contained in the U.S. distribution agreement
                                   referred to in the prospectus supplement
                                   under "Plan of Distribution," the Agent,
                                   acting as principal for its own account, has
                                   agreed to purchase, and we have agreed to
                                   sell, the principal amount of Notes set forth
                                   on the cover of this pricing supplement. The
                                   Agent proposes initially to offer the Notes
                                   directly to the public at the public offering
                                   price set forth on the cover page of this
                                   pricing supplement. The Agent may allow a
                                   concession not in excess of   % per Note to
                                   other dealers, which may include Morgan
                                   Stanley & Co. International Limited and Bank
                                   Morgan Stanley AG. We expect to deliver the
                                   Notes against payment therefor in New York,
                                   New York on                       , 2005.
                                   After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

                                   In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes. See "--Use of Proceeds and Hedging" above.

                                   General

                                   No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                   The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                   Brazil

                                   The Notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the Notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                                   Chile

                                   The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                                   Hong Kong

                                   The Notes may not be offered or sold in Hong
                                   Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

                                   Mexico

                                   The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                   Singapore

                                   This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Notes to the public in Singapore.

ERISA Matters for Pension Plans
  and Insurance Companies.......   Each fiduciary of a pension, profit-sharing
                                   or other employee benefit plan subject to the Employee Retirement Income Security Act of
                                   1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of
                                   ERISA and would be consistent with the
                                   documents and instruments governing the Plan.

                                   In addition, we and certain of our
                                   subsidiaries and affiliates, including MS &
                                   Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                   The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                   Because we may be considered a party in
                                   interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or
                                   84-14 or such purchase, holding or
                                   disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

                                   Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14.

                                   Purchasers of the Notes have exclusive
                                   responsibility for ensuring that their
                                   purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

United States Federal Income
  Taxation......................   The following summary is based on the opinion
                                   of Davis Polk & Wardwell, our special tax counsel, and is a general discussion of the principal U.S. federal income tax consequences to initial investors in the Notes that (i) purchase the Notes at their issue price and (ii) will hold the Notes as capital assets within the meaning of Section
                                   1221 of the Code. Unless otherwise
                                   specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as:

                                   o   certain financial institutions;

                                   o   tax-exempt organizations;

                                   o dealers and certain traders in securities or foreign currencies;

                                   o   investors holding a Note as part of a
                                       hedging transaction, straddle, conversion or other integrated transaction;

                                   o   U.S. Holders, as defined below, whose
                                       functional currency is not the U.S.
                                       dollar;

                                   o   partnerships;

                                   o   nonresident alien individuals who have
                                       lost their United States citizenship or
                                       who have ceased to be taxed as United
                                       States resident aliens;

                                   o   corporations that are treated as
                                       controlled foreign corporations or
                                       passive foreign investment companies;

                                   o Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax;

                                   o Non-U.S. Holders for whom income or gain in respect of a Note is effectively connected with a trade or business in the United States; and

                                   o   Non-U.S. Holders who are individuals
                                       having a "tax home" (as defined in
                                       Section 911(d)(3) of the Code) in the
                                       United States.

                                   If you are considering purchasing the Notes, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                                   U.S. Holders

                                   This section applies to you only if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the Notes. As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                   o   a citizen or resident of the United
                                       States;

                                   o a corporation created or organized in or under the laws of the United States or of any political subdivision thereof; or

                                   o an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

                                   The Notes will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. U.S. Holders should refer to the discussions under "United States Federal Taxation--Notes--Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices" and "United States Federal Taxation--Backup Withholding" in the accompanying prospectus supplement for a full description of the U.S. federal income tax and withholding consequences of ownership and disposition of a contingent payment debt instrument.

                                   In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the Notes on a constant yield basis in each year that they hold the Notes, despite the fact that no stated interest will actually be paid on the Notes. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, even though no cash will be paid on the Notes from which to pay such taxes. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will generally be treated as ordinary income.

                                   The rate of accrual of OID on the Notes is
                                   the yield at which we would issue a fixed
                                   rate noncontingent debt instrument with terms otherwise similar to those of the Notes or the applicable federal rate, whichever is greater (our "comparable yield") and is determined at the time of the issuance of the Notes. We have determined that the
                                   "comparable yield" is a rate of    % com-
                                   pounded annually. Based on our determination
                                   of the comparable yield, the "projected
                                   payment schedule" for a Note (assuming an
                                   issue price of $1,000) consists of a
                                   projected amount equal to $        due at
                                   maturity.

                                   The following table states the amount of OID that will be deemed to have accrued with respect to a Note for each calendar period (assuming a day count convention of 30 days per month and 360 days per year), based upon our determination of the comparable yield and the projected payment schedule (as described below):


                                                                     OID        TOTAL OID DEEMED
                                                                  DEEMED TO     TO HAVE ACCRUED
                                                                ACCRUE DURING    FROM ORIGINAL
                                                                   CALENDAR     ISSUE DATE (PER
                                                                 PERIOD (PER    NOTE) AS OF END
                                            CALENDAR PERIOD         NOTE)      OF CALENDAR PERIOD
                                   ---------------------------- ------------   ------------------
                                   Original Issue Date through
                                      December 31, 2005........
                                   January 1, 2006 through
                                      December 31, 2006........
                                   January 1, 2007 through
                                      December 31, 2007........
                                   January 1, 2008 through
                                      October 3, 2008..........

                                   The comparable yield and the projected
                                   payment schedule are not provided for any purpose other than the determination of U.S. Holders' OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments that will be made on a Note.

                                   Non-U.S. Holders

                                   This section applies to you only if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                   o   a nonresident alien individual;

                                   o   a foreign corporation; or

                                   o   a foreign trust or estate.

                                   Tax Treatment upon Maturity, Sale, Exchange or Disposition of a Note. Subject to the discussion below concerning backup withholding, payments on a Note by us or a paying agent to a Non-U.S. Holder and gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of a Note will not be subject to U.S. federal income or withholding tax, provided that:

                                   o   such Non-U.S. Holder does not own,
                                       actually or constructively, 10% or more
                                       of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

                                   o   the  certification  required by Section
                                       871(h) or Section 881(c) of the Code has been provided with respect to the Non-U.S. Holder, as discussed below.

                                   Certification Requirements. Sections 871(h) and 881(c) of the Code require that, in order to obtain an exemption from withholding tax in respect of payments on the Notes that are, for U.S. federal income tax purposes, treated as interest, the beneficial owner of a Note certify on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a "United States person" within the meaning of Section 7701(a)(30) of the Code. If you are a prospective investor, you are urged to consult your own tax advisor regarding these certification requirements.

                                   Estate Tax. Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual's gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the Note, if received by the decedent at the time of death, would have been subject to United States federal withholding tax (even if the W-8BEN certification requirement described above were satisfied).

                                   If you are considering purchasing the Notes, you are urged to consult your own tax advisor regarding the U.S. federal estate tax consequences of investing in the Notes.

                                   Information Reporting and Backup Withholding. Information returns may be filed with the U.S. Internal Revenue Service (the "IRS") in connection with the payments on the Notes at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to U.S. backup withholding on such payments or proceeds, unless the Non-U.S. Holder complies with certification requirements to establish that it is not a United States person, as described above. Compliance with the certification requirements of Sections 871(h) and 881(c) of the Code, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.